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EXHIBIT 99.6

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

        Guidelines for Determining the Proper Identification Number to Provide the Payer—Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number that you should provide to the payer.

For this type of account:	Give the SOCIAL SECURITY number of—

1. An individual's account	The individual
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)
3. Husband and wife (joint account)	The actual owner of the account or, if joint funds, the first individual on the account (1)
4. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)
5. Adult and minor (joint account)	The adult or, if the minor is the only contributor, the minor (1)
6. Account in the name of guardian or committee for a designated ward, minor, or incompetent person.	The ward, minor, or incompetent person (4)
7. a. The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee (1)
b. So-called trust account that is not a legal or valid trust under State law	The actual owner (1)
8. Sole proprietorship account	The owner (5)

For this type of account:	Give the EMPLOYER IDENTIFICATION number of—

9. A valid trust, estate, or pension trust	Legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title) (3)
10. Corporate account	The corporation
11. Religious, charitable, educational or other tax-exempt organization account	The organization
12. Partnership account held in the name of the business	The partnership
13. Association, club, or other tax-exempt organization	The organization
14. A broker or registered nominee	The broker or nominee
15. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)
List first and circle the name of the person whose number you furnish.

(2)
Circle the minor's name and furnish the minor's social security number.

(3)
List first and circle the name of the legal trust, estate, or pension trust.

(4)
Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.

(5)
Show the name of the owner. You may use either a social security number or an employer identification number (if you have one).

Note:    If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

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GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9